EXHIBIT 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization

ServiceNow Australia Pty Ltd	Australia
ServiceNow GmbH	Austria
ServiceNow Belgium BVBA	Belgium
SN Europe C.V.	Bermuda
ServiceNow Brasil Gerenciamento De Servicos Ltda	Brazil
ServiceNow Canada Inc.	Canada
Brightpoint Security, Inc.	Delaware
DxContinuum, Inc.	Delaware
ServiceNow Delaware LLC	Delaware
ITApp, Inc.	Delaware
ServiceNow Denmark ApS	Denmark
ServiceNow Finland OY	Finland
ServiceNow France SAS	France
Service-now.com GmbH	Germany
ServiceNow Hong Kong Limited	Hong Kong
ServiceNow Software Development India Private Limited	India
ServiceNow Service Management Limited	Ireland
ServiceNow Israel 2012 A.B. Ltd	Israel
Neebula Systems Ltd	Israel
ServiceNow Italy S.R.L.	Italy
ServiceNow Japan KK	Japan
ServiceNow Operations Mexico S DE RL DE CV	Mexico
ServiceNow Nederland B.V.	Netherlands
ServiceNow Norway AS	Norway
ServiceNow Poland z. Sp. o.o.	Poland
ServiceNow Pte. Ltd.	Singapore
ServiceNow South Africa (Pty) Ltd.	South Africa
ServiceNow Spain S.R.L.	Spain
ServiceNow Sweden AB	Sweden
ServiceNow Switzerland GmbH	Switzerland
ServiceNow Turkey Bilisim Sanayi Ve Ticaret Limited Sirketi	Turkey
Service-now.com UK Ltd	United Kingdom